Exhibit 5(b) and 8

                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                            New York, New York 10019


                                   March 18, 2003


IDACORP, Inc.
1221 West Idaho Street
Boise, Idaho  83702-5627

Ladies and Gentlemen:

          We have acted as counsel to IDACORP, Inc., an Idaho corporation (the "Company"), in connection with the preparation and filing of the registration statement on Form S-3 (the "Registration Statement"), which the Company proposes to file on or shortly after the date hereof under the Securities Act of 1933, as amended (the "Act").

          The Registration Statement relates to the issuance and sale by the Company of 2,500,000 shares of common stock, without par value (the "Stock"), and the preferred share purchase rights attached thereto (the "Rights") (the Stock and the Rights collectively referred to as the "Shares") pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan").

          For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Rights Agreement, dated as of September 10, 1998 between the Company and Wells Fargo Bank Minnesota, National Association, as successor Rights Agent to The Bank of New York (the "Rights Agreement"); (iii) the Articles of Incorporation, as amended, and Amended Bylaws of the Company, as in effect on the date hereof; (iv) resolutions adopted by the Board of Directors of the Company relating to the Registration Statement, the Rights Agreement and the issuance and sale of the Shares; and (v) such other documents, certificates and records as we have deemed necessary or appropriate. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, records, certificates and documents. We have also assumed the regularity of all corporate procedures.

          Based upon the foregoing, and subject to the qualifications herein expressed, we are of the opinion that:

          (1) The Stock will be validly issued, fully paid and non-assessable and the Rights will be legally issued and binding obligations of the Company when (i) the Registration Statement shall have become effective under the Act, (ii) the Stock shall have been issued, sold and delivered for the consideration contemplated in the Registration Statement and (iii) the Rights shall have been issued in accordance with the terms of the Rights Agreement;

          (2) The Stock to be purchased in the open market is validly issued, fully paid and non-assessable, and the Rights attached thereto are legally issued and binding obligations of the Company; and

          (3) The statements made in the Registration Statement under the heading "Federal Income Tax Consequences" constitute an accurate description of certain Federal income tax consequences to participants in the Plan.

          The matters relating to the Shares are governed by the law of the State of Idaho. In regard to the Rights, we note that Section 30-1610 of the Idaho Control Share Acquisition Law and Section 30-1706 of the Idaho Business Combination Law each provides that nothing contained in either the Idaho Control Share Acquisition Law (Sections 30-1601 through 30-1614) or the Idaho Business Combination Law (Sections 30-1701 through 30-1710), respectively, is intended to limit the corporate powers or authority of an "issuing public corporation" (as defined in such statutes), such as the Company, to take actions "which the directors may appropriately determine to be in furtherance of the protection of the interests of the corporation and its shareholders, including without limitation the authority to . . . enter into . . . arrangements", such as the Rights Agreement, that "deny rights . . . to the holder or holders of at least a specified number of shares or percentage of share ownership or voting power in certain circumstances."

          Because we are not aware of any court decision applying the law of the State of Idaho that addresses the effect of these statutory provisions or the validity of plans similar to the Rights Agreement, it is difficult to express a professional judgment as to how a court applying the law of the State of Idaho would rule with respect to the issues relating to the Rights. Nevertheless, we are able to advise you of our opinion as expressed herein, which reflects our professional conclusion concerning how a court applying the law of the State of Idaho (including, but not limited to, Section 30-1610 of the Idaho Control Share Acquisition Law and Section 30-1706 of the Idaho Business Combination Law) likely would rule. Although we are not admitted to practice in the State of Idaho, we have conferred with Robert W. Stahman, Esq., Vice President, General Counsel and Secretary of the Company, for purposes of rendering this opinion. General Counsel and we have concluded that a court applying the law of the State of Idaho, when presented with novel questions concerning takeover matters, such as the effect of the statutory provisions cited above, the adoption by the Company of the Rights Agreement and the status of the Rights, most likely would apply the corporate law of the State of Delaware, the most fully developed body of corporate law in the United States. Accordingly, in rendering our opinion, we have assumed that Delaware corporate law, as expressed in court decisions applying that law, with which we are familiar, provides an indication of what standards a court would apply if it were required to apply the law of the State of Idaho considering the matters relating to the Rights. If, however, such a court did not apply the corporate law of Delaware to the Rights Agreement and the Rights, we cannot express a professional judgment as to the conclusions such a court would reach or as to the effect of such conclusions, whether positive or negative, on the Rights.

          Our opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, the applicable provisions of the Constitution of the State of Delaware and the reported judicial decisions interpreting the Delaware laws, and the federal laws of the United States. Insofar as this opinion involves matters of the law of the State of Idaho, we have relied upon an opinion of even date herewith addressed to you by Robert W. Stahman, Vice President, General Counsel and Secretary of the Company.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption "Legal Opinions" in said Registration Statement and any amendments thereto, and in the Prospectus constituting a part thereof. In giving such consent, we do not thereby concede that we are within the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,


                                   /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P